Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-256729) on Form S-8 of our report, dated June 24, 2022, with respect to the statement of net assets available for benefits as of December 31, 2021, appearing in the Annual Report on Form 11-K of The Marcus Corp 401(k) Retirement Savings Plan for the year ended December 31, 2022.

/s/ CliftonLarsonAllen LLP

Wauwatosa, Wisconsin
June 26, 2023